Exhibit 10.1

AMENDMENT TO SEPARATION AGREEMENT
The Separation Agreement and General Release of All Claims (the “Agreement”), entered into and effective as of January 7, 2019 by and between AutoNation, Inc. (the “Company”) and Lance E. Iserman (the “Executive”), is hereby amended as follows (the “Amendment”):

1.	Terms used but not defined in the Amendment shall have the respective meaning assigned in the Agreement.

2.	Section 2(a) of the Agreement shall read in its entirety as follows:
Severance Payment. To pay Executive severance pay in the total gross amount of $1,597,389.16, less applicable taxes and other withholdings and authorized or required deductions. The severance pay will be disbursed in an initial installment of $334,784.95 (less withholdings and deductions) and 23 installments of $54,895.83 (less withholdings and deductions) in accordance with the Company’s normal payroll schedule. The first installment will be disbursed on the Company’s first payroll date following the Effective Date. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment.

3.	Section 11(a) of the Agreement shall read in its entirety as follows:
Except where such agreement is prohibited by applicable law, Executive agrees that, for a period of eighteen (18) months immediately following the Separation Date, Executive shall not, directly or indirectly: (i) employ, or knowingly permit any company or business directly or indirectly controlled by him/her to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company within the six-month period prior to and including the Separation Date, or in any manner seek to induce any such person to leave his/her employment; (ii) knowingly solicit or induce, through the use of confidential information, any customers of the Company who/which were customers at any time during Executive’s relationship with the Company to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company; (iii) request or advise any person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity; and/or (iv) violate any non-competition covenant with the Company, as if such covenants had remained in effect through such period; provided that, on or after July 1, 2019, the Executive may be employed by or otherwise provide services to, including as an officer or director, Morrie’s Auto Group, based in Minneapolis, Minnesota, including any entities controlled thereby now or in the future, and whether or not such entities are operating within or outside of the State of Minnesota, without violating subsection (iv) above or any other non-competition restrictive covenant between Executive and the Company.

4.	Section 16(a) of the Agreement shall read in its entirety as follows:
Entire Agreement. Except as otherwise provided in this Section 16(a), this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Notwithstanding the foregoing, nothing in this Agreement, other than the provisions of Section 11(a), shall limit or modify the rights of the Company or the obligations of Executive contained in any other confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and Executive’s separation from the Company. This Agreement may only be changed by a written amendment signed by Executive and the Chief Executive Officer, the General Counsel, the Vice President of Human Resources, or other duly authorized officer of the Company.
IN WITNESS WHEREOF, the Company and Executive have executed this Amendment.

AutoNation, Inc. /s/ Coleman Edmunds Coleman Edmunds Executive Vice President and General Counsel Date: June 21, 2019	/s/ Lance E. Iserman Lance E. Iserman Date: June 20, 2019